UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2007

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

39500 Orchard Hill Place, Suite 200, Novi, Michigan		48375
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-374-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to ITC Holdings Corp. Executive Group Special Bonus Plan

On November 12, 2007, the Compensation Committee of the Board of Directors of ITC Holdings Corp. (the "Company") approved amendments to the ITC Holdings Corp. Executive Group Special Bonus Plan (the "Plan"). The Plan was established by the Company effective as of June 15, 2005. Under the Plan, each Plan participant is eligible to receive awards of special bonus amounts at the discretion of the Committee. In determining special bonus amounts, the Committee generally gives consideration to dividends paid, or expected to be paid, by the Company on its common stock and stock option awards held by Plan participants. Under the Plan as originally adopted, Plan participants generally were vested in and received payment of awarded special bonus amounts to the extent they were vested in option awards previously granted to them before the Company’s initial public offering. Remaining special bonus amounts awarded were unvested, and credited to an account to be payable after five years of continued employment with the Company, or upon the Plan participant’s death, permanent disability, or a change in control of the Company, if earlier.

Effective November 12, 2007, the Plan was amended and restated in its entirety, to state that: (i) all previously awarded but unvested special bonus amounts under the Plan are considered vested as of such date; (ii) all such vested amounts shall be paid to the Plan participants as soon as practicable after such date, but in no event later than December 31, 2007; and (iii) any future special bonus amounts awarded under the Plan will be vested.

For the Company’s principal executive officer, principal financial officer and other named executive officers, payout amounts (as of November 16, 2007) have been determined to be as follows: Joseph L. Welch (CEO), $722,490; Edward M. Rahill (CFO), $224,908; Linda H. Blair (NEO), $218,889; and Jon E. Jipping (NEO) $109,442.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

November 16, 2007	By:	Daniel J. Oginsky

Name: Daniel J. Oginsky
Title: Vice President and General Counsel